EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jabil Circuit, Inc.:
     We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-154835) and Form S-8 (Nos. 333-132721, 333-132720, 333-112264, 333-98291, 333-98299, 333-106123, 333-146577, 333-149277, 333-158291 and 333-158294) of Jabil Circuit, Inc. and subsidiaries of our reports dated October 22, 2009, with respect to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for each of the years in the three-year period ended August 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of August 31, 2009, which reports appear in the August 31, 2009, annual report on Form 10-K of Jabil Circuit, Inc. and subsidiaries.
     As discussed in Note 4 to the consolidated financial statements, effective September 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes. As discussed in Note 9 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standard No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, as of August 31, 2007.
/s/ KPMG LLP
October 22, 2009
Tampa, Florida
Certified Public Accountants